Exhibit 4.29

Non-Competition Agreement

This Non-Competition Agreement is made and entered into as of March 29, 2021, between Zhengyu Wang (“Party A”) and Yefang Zhang (“Party B”, and together with Party A, each a “Party” and collectively the “Parties”), Tantech Holdings Ltd. (“Tantech”), Farmmi, Inc. (“Farmmi”) and CN Energy Group. Inc. (“CN Energy”). Tantech, Farmmi and CN Energy act as the third-party beneficiaries to have the right power to enforce this Agreement.

WHEREAS, Party A and Party B share beneficial ownership of, and voting and investment power over, the shares of Tantech, Farmmi and CN Energy;

WHEREAS, Tantech manufactures and sells bamboo-based charcoal products and vehicles both in and outside of China (“Tantech’s Business”);

WHEREAS, Farmmi processes and sells agricultural food products, such as edible fungi both in and outside of China (“Farmmi’s Business”); and

WHEREAS, CN Energy manufactures and supplies wood-based activated carbon that is primarily used in pharmaceutical manufacturing, industrial manufacturing, water purification, environmental protection, and food and beverage production, and produces biomass electricity generated in the process of producing activated carbon (“CN Energy’s Business”);

NOW, THEREFORE, the Parties hereby agree as follows:

1. Party A and Party B shall not, in their capacity as a shareholder, beneficial owner, director and/or officer of Tantech, vote in favor or otherwise directly or indirectly cause or approve Tantech to engage in Farmmi’s Business and CN Energy’s Business, and shall vote against or disapprove Tantech to engage in Farmmi’s Business and CN Energy’s Business.

2. Party A and Party B shall not, in their capacity as a shareholder, beneficial owner, director and/or officer of Farmmi, vote in favor or otherwise directly or indirectly cause or approve Farmmi to engage in Tantech’s Business and CN Energy’s Business, and shall vote against or disapprove Farmmi to engage in Tantech’s Business and CN Energy’s Business.

3. Party A and Party B shall not, in their capacity as a shareholder, beneficial owner, director and/or officer of CN Energy, vote in favor or otherwise directly or indirectly cause or approve CN Energy to engage in Tantech’s Business and Farmmi’s Business, and shall vote against or disapprove CN Energy to engage in Tantech’s Business and Farmmi’s Business.

4. This Agreement is effective since the date written above. This Agreement terminates when Farmmi ceases its application procedure to be listed on any stock exchange, or when each of Farmmi, Tantech and CN Energy is no longer listed on any stock exchange in the United States.

5. This Agreement constitutes the full and entire understanding and agreement between and among the Parties with regard to the subject matter hereof. Any term of this Agreement may be amended only with the written consent of each Party. As to Farmmi, Tantech and CN Energy, such written consent will require the approval of a majority of each of Farmmi’s, Tantech’s, and CN Energy’s board of directors; provided, however, that each of Party A and Party B shall recuse themselves from such votes.

6. This Agreement is governed by PRC law.

7. This Agreement constitutes the entire understanding between the signatories and supersedes and cancels all prior written and oral agreements and understandings with respect to the subject matter of this Agreement, including but not limited to the non-competition agreement entered into by Party A, Party B, Tantech and Farmmi on June 30, 2017.

IN WITNESS WHEREOF, the signatories have executed this Agreement as of the date written above.

[Signature page follows]

[Signature page]

Party A: Zhengyu Wang

Signature:

Party B: Yefang Zhang

Signature:

Tantech Holdings Ltd.

By:
CEO: Wangfeng Yan

Farmmi, Inc.

By:
CEO: Yefang Zhang

CN Energy Group. Inc.

By:
CEO: Kangbin Zheng